Filed pursuant to Rule 424(b)(3)

Registration No. 333-138723

SELLING SECURITY HOLDERS

We previously issued 6,500,000 shares of common stock upon the closing of our acquisition of Vela Pharmaceuticals Inc. in October 2006, and an additional 2,000,000 shares in November 2009 in connection with the achievement of a clinical development milestone under the terms of the Agreement and Plan of Merger relating to the Vela acquisition.  We may in the future issue up to an additional 9,250,000 shares of our common stock to the selling security holders identified herein upon the achievement of certain clinical development milestones with respect to one of our proprietary compounds under the terms of the Agreement and Plan of Merger relating to the Vela acquisition.

The selling security holders identified in the table below may, from time to time, use this prospectus to resell the shares of common stock acquired in connection with the closing of the Vela acquisition and/or achievement of the clinical development milestones.  We will not sell any securities under this prospectus and will not receive any of the proceeds from any securities sold under this prospectus.

The term “selling security holder” includes (i) each person and entity that is identified in the table below (as such table may be supplemented or amended from time to time by means of a supplement or amendment to this prospectus), and (ii) any transferee, donee, pledgee or other successor of any such person or entity that acquires any of the shares covered by this prospectus in a transaction exempt from the registration requirements of the Securities Act of 1933 and that is identified in a supplement or amendment to this prospectus.

The table below identifies each selling security holder and indicates the number of shares of our common stock beneficially owned by such selling security holder and being offered hereby.  The information with respect to each selling security holder is based on information provided by such selling security holder.

None of the selling security holders identified below is a registered broker-dealer.  The footnotes to the table identify each selling security holder that is an affiliate of a registered broker-dealer.  Each of these selling security holders (i) purchased its shares being offered hereby in the ordinary course of business and (ii) at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

Name of Selling Security Holder	Shares Owned Prior to This Offering	Shares Offered Hereby (1)	Shares Owned After This Offering
Frank Bonsal, Jr.	47,399	47,399	0
Mark B. Fisher	31,855	31,855	0
J.P. Morgan Partners (BHCA), L.P. (2)(3)(8)	2,109,787	2,109,787	0
J.P. Morgan Partners Global Investors (Cayman), L.P. (2)(3)(9)	235,667	235,667	0
J.P. Morgan Partners Global Investors (Cayman) II, L.P. (2)(3)(9)	26,282	26,282	0
J.P. Morgan Partners Global Investors (Selldown), L.P. (2)(3)(9)	171,237	171,237	0
J.P. Morgan Partners Global Investors (Selldown) II, L.P. (2)(3)(9)	594,532	594,532	0
J.P. Morgan Partners Global Investors A, L.P. (2)(3)(9)	65,144	65,144	0
J.P. Morgan Partners Global Investors, L.P. (2)(3)(9)	465,386	465,386	0
The Lynn Dixon Johnston Living Trust dtd 01/05/07 (13)	80,616	80,616	0
The Robert Fowler Johnston Living Trust dtd 01/05/07 (13)	285,364	285,364	0
11/6/78 Trust FBO Alexandra Fowler Johnston (12)	26,618	26,618	0
11/6/78 Trust FBO Bradford Dixon Johnston (12)	26,618	26,618	0
7/15/99 Trust FBO William McCord Johnston (12)	26,618	26,618	0
Kevin Keim & Jaquelyn Keim as trustees of “The Keim Family Trust u/a dated 11-27-1995”	7,944	7,944	0
Ernest Mario	38,028	38,028	0
MBF Neuropsych Partners, L.P. (11)	31,944	31,944	0
New Enterprise Associates 10, Limited Partnership (2) (3) (10)	14,288,591	2,424,796	11,863,795
Overbrook Fund I, LLC (4)	18,343	18,343	0
Kenneth A. Sorenson, PhD	11,407	11,407	0
Venrock Associates (2) (3) (5)	1,713,264	297,781	1,415,483
Venrock Associates III, L.P. (2) (3) (6)	7,614,509	1,323,473	6,291,036
Venrock Entrepreneurs Fund III, L.P. (2) (3) (7)	190,363	33,087	157,276

(1)
The number of shares being offered hereby by the selling security holders may be increased from time to time by means of a supplement or amendment to this prospectus as shares of our common stock are issued to the selling security holders upon the achievement of one or more of the clinical development milestones as set forth in the Agreement and Plan of Merger governing our company’s acquisition of Vela. In no event will the total number of shares offered hereby exceed 20,000,000.

(2)
Pursuant to the Agreement and Plan of Merger governing our company’s acquisition of Vela, this selling security holder (or an affiliate thereof) designated a new director who was appointed to our Board of Directors after the closing of the Vela acquisition.

(3)	This selling security holder is an affiliate of a registered broker-dealer.

(4)	This selling security holder is a non-public entity. Arthur Altschul, Jr., its Managing Member, has voting and investment control over its securities being offered hereby.

(5)
This selling security holder is a non-public entity. Anthony B. Evnin (one of our directors), Anthony Sun, Bryan E. Roberts, Eric S. Copeland, Michael C. Brooks, Michael F. Tyrrell and Ray A. Rothrock, General Partners of the selling security holder, have voting and investment control over its securities being offered hereby.

(6)
This selling security holder is a non-public entity. Anthony B. Evnin (one of our directors), Anthony Sun, Bryan E. Roberts, Eric S. Copeland, Michael C. Brooks, Michael F. Tyrrell, Linda H. Hanauer and Ray A. Rothrock, who are the members of Venrock Management III LLC, General Partner of the selling security holder, have voting and investment control over its securities being offered hereby.

(7)
This selling security holder is a non-public entity. Anthony B. Evnin (one of our directors), Anthony Sun, Bryan E. Roberts, Eric S. Copeland, Michael C. Brooks, Michael F. Tyrrell and Ray A. Rothrock, who are the members of Venrock Entrepreneurs Fund Management III LLC, General Partner of the selling security holder, have voting and investment control over its securities being offered hereby.

(8)
This selling security holder is a non-public entity. The general partner of J.P. Morgan Partners (BHCA), L.P. (“JPMP BHCA”) is JPMP Master Fund Manager, L.P.(“JPMP MFM”). The general partner of JPMP MFM is JPMP Capital Corp. (“JPMP Capital”), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company (“JPM Chase”).  As a result thereof, each of JPMP MFM and JPMP Capital may be deemed to beneficially own the shares held by JPMP BHCA.  The foregoing shall not be an admission that such persons are the beneficial owners of the shares held by JPMP BHCA and each disclaims any such beneficial ownership to the extent that it exceeds such person’s pecuniary interest in the shares held by JPMP BHCA, if any.  Each of JPMP BHCA, JPMP MFM and JPMP Capital are members of the private equity business unit of JPM Chase.

(9)
This selling security holder is a non-public entity. The general partner of J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P.., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P. and J.P. Morgan Partners Global Investors (Selldown) II, L.P. (collectively the “JPMP Global Funds”) is JPMP Global Investors, L.P. (“JPMP Investors”). The general partner of JPMP Investors is JPMP Capital Corp. (“JPMP Capital”), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company (“JPM Chase”).  As a result thereof, each of JPMP Investors and JPMP Capital may be deemed to beneficially own the shares held by the JPMP Global Funds.  The foregoing shall not be an admission that such persons are the beneficial owners of the shares held by the Global Funds and each disclaims any such beneficial ownership to the extent that it exceeds such person’s pecuniary interest in the shares held by the JPMP Global Funds, if any.  Each of the JPMP Global Funds, JPMP Investors and JPMP Capital are members of the private equity business unit of JPM Chase.

(10)
This selling security holder is a non-public entity. Peter J. Barris, Peter T. Morris, C. Richard Kramlich, Charles W. Newhall, III (one of our directors), Mark W. Perry, M. James Barrett and Scott D. Sandell, as general partners of NEA Partners 10, LP, the sole general partner of the selling security holder, share voting and investment control over its securities being offered hereby.

(11)	This selling security holder is a non-public entity. Mark B. Fisher has voting and investment control over its securities being offered hereby.

(12)	This selling security holder is a non-public entity. Richard Johnston, as trustee, has voting and investment control over its securities being offered hereby.
(13)
This selling security holder is a non-public entity. Robert Johnston (our Executive Chairman) and Lynn Johnston, as trustees, have voting and investment control over its securities being offered hereby.

Except as indicated in the footnotes to the table, none of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us.